UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

REGISTARTION STATEMENT
ON FORM S-8
UNDER THE SECURITIES ACT OF 1933

Royal Finance, Inc.
(Exact name of Registrant as specified in its charter)

Florida	65-1032012
(State of Incorporation)	(IRS Employer Identification Number)

1481 South Military Trail, Suite 14, West Palm Beach, FL	33415
(Address of Principal Executive Offices	(Zip Code)

561-649-3901
(Issuer's Telephone Number)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 23
Exhibit Index begins on sequentially numbered page: 4

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.01	150,000(1)	$1.00(2)	$100,000

$25.00

(1) The amount being registered includes an indeterminate number of shares of Common Stock, which may be issuable as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h)(1) based upon the option exercise price of $.50 per share for the initial 100,000 shares and $1.00 per share for the additional 50,000 shares. The shares being registered hereunder are being issued pursuant to the Registrant’s 2001 Employee Stock Option Plan (the "Plan"), which provides for the issuance of up to 1 million shares. This Registration Statement provides for the registration of 150,000 shares under the Plan.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Act"), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

By this reference, the following documents filed by Royal Finance, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

1.	The Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, as filed with the Commission on November 17, 2000.
2.	The Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, as filed with the Commission on July 31, 2000.
3.	The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, as filed with the Commission on May 15, 2000.
4.	The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, as filed with the Commission on April 26, 2000.

The description of the Registrant's Common Stock set forth on pages 17 and 18 of Item 8 Part I of the Registrant's Registration Statement on Form 10-SB/12g dated October 10, 1999, as filed with the Commission under the Securities Exchange Act of 1934, as amended (File No. 0-26307).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The Registrant's Common Stock is registered under Section 12(g) of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Common Stock issuable by the Registrant under its Plan will be passed upon for the Registrant by Thomas J. Craft, Jr., P.A., West Palm Beach, Florida. Thomas J. Craft, Jr., P.A. does not own any shares of the Registrant's outstanding Common Stock. However, Mr. Craft is a principal officer, director and shareholder of CR Capital Services, Inc., a Florida corporation, which entity was issued shares for services to the Registrant prior to the date of this Registration Statement. The fair market value of the shares which may be deemed beneficially owned by Mr. Craft through CR Capital Services Inc. is less than $50,000 under Item 509 of Regulation S-K promulgated under the Act.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Registrant's By-Laws include the following provisions:

ARTICLE IX. CORPORATE INDEMNIFICATION PLAN

The Company shall indemnify any person:

(1) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in the right of, the above named corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the above named corporation or is or was serving at the request of the above named corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida Law.

(2) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the above named corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the above named corporation or is or was serving at the request of the above named corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida Law.

The extent, amount, and eligibility for the indemnification provided herein will be made by the Board of Directors. Said determinations will be made by a majority vote to a quorum consisting of directors who were not parties to such action, suit, or proceeding or by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit, or proceeding.

The Company will have the power to make further indemnification as provided under Florida Law except to indemnify any person against gross negligence or willful misconduct.

The Company is further authorized to purchase and maintain insurance for indemnification of any person at provided herein and to the extent provided under Florida Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company undertakes, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and agrees to be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

EXHIBIT NO	DESCRIPTION OF EXHIBITS
4.1	Royal Finance, Inc., Employee Stock Option Plan 2001 filed herewith.
4.2(2)	Articles of Incorporation of the Company incorporated by reference and included in the Company’s Registration Statement on Form 10-SB/12g filed on June 9, 1999, File No. 0-26307.
4.2(3)	By-Laws of the Company incorporated by reference and included in the Company’s Registration Statement on Form 10-SB/12g filed on June 9, 1999, File No. 0-26307.
5	Opinion of Thomas J. Craft, Jr., P.A., regarding legality of the securities filed herewith.
23.1	Consent of Thomas J. Craft, Jr., P.A., contained in Exhibit 5 filed herewith.
23.2	Consent of Mark Escoffery, P.A., Public Independent Accountant.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on this March 6, 2001.

Royal Finance, Inc.

(Registrant)

/s/ Martin P. Bolodian

Martin P. Bolodian, President

Exhibit 4.1

ROYAL FINANCE, INC.

2001 STOCK OPTION PLAN

ARTICLE ONE

GENERAL PROVISIONS

I.    PURPOSE OF THE PLAN

This 2001 Stock Option Plan is intended to promote the interests of Royal Finance, Inc., a Florida corporation (the "Company"), by providing eligible persons in the Company's employ or service, or that of any Parent or Subsidiary of the Company, with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to continue in such employ or service.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.    STRUCTURE OF THE PLAN

A.    The Plan shall be divided into two (2) separate equity programs:

(i) the Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock; and

(ii) the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Company (or any Parent or Subsidiary).

B. The provisions of Articles One and Four shall apply to both equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

III. ADMINISTRATION OF THE PLAN

A. The Plan shall be administered by the Board. However, any or all administrative functions otherwise exercisable by the Board may be delegated to a Committee appointed by the Board, if any. The Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

B. The Plan Administrator, as defined below, shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any option or stock issuance thereunder.

IV.    ELIGIBILITY

A. The persons eligible to participate in the Plan are as follows:

(i)   Employees,

(ii) non-employee members of the Board or the non-employee members of the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide bona fide services to the Company (or any Parent or Subsidiary) in connection with its or their respective business(es) other than in connection with the offer and sale of securities in a capital raising transaction, not as a stock promoter nor engaged in maintaining a market in the Company’s securities.

B. The Plan Administrator shall have full authority to determine, (i) with respect to the grants made under the Option Grant Program, which eligible persons are to receive the option grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding and (ii) with respect to stock issuances made under the Stock Issuance Program, which eligible persons are to receive stock issuances, the time or times when those issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration to be paid by the Participant for such shares.

C. The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Option Grant Program or to effect stock issuances in accordance with the Stock Issuance Program.

V. STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired shares of the Company’s Common Stock, par value $.01. The maximum number of shares of Common Stock, which may be issued over the term of the Plan shall not exceed 1,000,000 shares.

B. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent that:

(i) the options expire or terminate for any reason prior to exercise in full; or

(ii) the options are canceled in accordance with the cancellation provisions of the Plan or any grant thereunder.

C. Unvested shares issued under the Plan and subsequently repurchased by the Company, at the option exercise or direct issue price paid per share, pursuant to the Company's repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants or direct stock issuances under the Plan.

D. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made to: (i) the maximum number and/or class of securities issuable under the Plan; and (ii) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Company's preferred stock into shares of Common Stock.

ARTICLE TWO

OPTION GRANT PROGRAM

I. OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator and may be less than, equal to or greater than the Fair Market Value per share of Common Stock on the option grant date,

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Four and the documents evidencing the option, be payable in cash or check made payable to the Company. Should the Common Stock continue to be registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") at the time the option is exercised, then the exercise price may also be paid as follows:

(i) in shares of Common Stock held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(ii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions (a) to a Company designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (b) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C.Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Should the Optionee cease to remain in Service for any reason other than death, Permanent Disability or Misconduct, then the Options granted shall terminate.

(ii) Should Optionee's Service terminate by reason of Permanent Disability, then the Optionee shall have a period of three (3) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

(iii) If the Optionee dies while holding an outstanding option, then the personal representative of his or her estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or the laws of inheritance shall have a three (3) month period following the date of the Optionee's death to exercise such option.

(iv)    Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

(v) During the applicable post-Service exercise period, if any, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Service, terminate and cease to be outstanding with respect to any and all option shares for which the option is not otherwise at the time exercisable or in which the Optionee is not otherwise at that time vested.

(vi) Should Optionee's Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to remain outstanding.

2. The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event, beyond the expiration of the option. Term; and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the option had the Optionee continued in Service.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become the recordholder of the purchased shares.

E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options, which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Limited Transferability of Options. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee's death. Non-Statutory Options shall be subject to the same restrictions, except that a Non-Statutory Option may, to the extent permitted by the Plan Administrator, be assigned in whole or in part during the Optionee's lifetime as follows:

(i) as a gift to one or more members of the Optionee's immediate family, to a trust in which Optionee and/or one or more such family members hold more than fifty percent (50%) of the beneficial interest or to an entity in which more than fifty percent (50%) of the voting interests are owned by one or more such family members; or

(ii) pursuant to a domestic relations order. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

G. Withholding. The Company's obligation to deliver shares of Common Stock upon the exercise of any options granted under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

II. INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Four shall be applicable to Incentive Options. Options, which are specifically designated as Non-Statutory Options shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may only be granted to Employees.

B. Exercise Price. The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

C. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options, which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

D. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date and the option term shall not exceed five (5) years measured from the option grant date.

III. CORPORATE TRANSACTION

A. The shares subject to each option outstanding under the Plan at the time of a Corporate Transaction shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully vested shares of Common Stock. However, the shares subject to an outstanding option shall not vest on such an accelerated basis if and to the extent:

(i) such option is assumed by the successor Company (or parent thereof) in the Corporate Transaction and the Company's repurchase rights with respect to the unvested option shares are concurrently assigned to such successor Company (or parent thereof); or

(ii) such option is to be replaced with a cash incentive program of the successor Company which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares; or

(iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

B. All outstanding repurchase rights shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent:

(i) those repurchase rights are assigned to the successor Company (or parent thereof) in connection with such Corporate Transaction; or

(ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor Company (or parent thereof).

D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction, had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to:

(i) the number and class of securities available for issuance under the Plan following the consummation of such Corporate Transaction; and

(ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

E. The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options (and the immediate termination of the Company's repurchase rights with respect to the shares subject to those options) upon the occurrence of a Corporate Transaction, whether or not those options are to be assumed in the Corporate Transaction.

F. The Plan Administrator shall also have full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to structure such option so that the shares subject to that option will automatically vest on an accelerated basis should the Optionee's Service terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which the option is assumed and the repurchase rights applicable to those shares do not otherwise terminate, Any option so accelerated shall remain exercisable for the fully vested option shares until the earlier of:

(i) the expiration of the option term; or

(ii) the expiration of the one (l) year period measured from the effective date of the Involuntary Termination. In addition, the Plan Administrator may provide that one or more of the Company's outstanding repurchase rights with respect to shares held by the Optionee at the time of such Involuntary Termination shall immediately terminate on an accelerated basis, and the shares subject to those terminated rights shall accordingly vest at that time.

G. The portion of any Incentive Option accelerated in connection with a Corporate Transaction shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand ($100,000) Dollar limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

H. The grant of options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV. CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Option Grant Program and to grant in substitution new options covering the same or different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new grant date.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I. STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement, which complies with the terms specified below.

A.Purchase Price.

1. The purchase price per share shall be fixed by the Plan Administrator and may be less than, equal to or greater than the Fair Market Value per share of Common Stock on the issue date.

2. Subject to the provisions of Section I of Article Four, shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i) cash, check or certified check payable to the Company, in the Company’s discretion; or

(ii) past services rendered to the Company (or any Parent or Subsidiary).

B.Vesting Provisions

1. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant's period of Service or upon attainment of specified performance objectives.

2. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant's unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration shall be issued subject to:

(i) the same vesting requirements applicable to the Participant's unvested shares of Common Stock; and

(ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant's interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

4. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant's purchase-money indebtedness), the Company shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase money note of the Participant attributable to the surrendered shares.

5. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to such shares. Such waiver shall result in the immediate vesting of the Participant's interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant's cessation of Service or the attainment or non-attainment of the applicable performance objectives.

II. CORPORATE TRANSACTION

A. All of the outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in fall, in the event of any Corporate Transaction, except to the extent:

(i) those repurchase rights are assigned, to the successor Company (or parent thereof) in connection with such Corporate Transaction; or

(ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

B. The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Company's repurchase rights with respect to those shares remain outstanding, to provide that those rights shall automatically terminate on an accelerated basis, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the Participant's Service should subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those repurchase rights are assigned to the successor Company (or parent thereof).

III. SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator's discretion, be held in escrow by the Company until the Participant's interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FOUR

MISCELLANEOUS

I.     FINANCING

The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Option Grant Program or the purchase price for shares issued under the Stock Issuance program by delivering a full recourse, interest bearing promissory note payable in one or more installments and secured by the purchased shares. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. In no event shall the maximum credit available to the Optionee or Participant exceed the sum of:

(i) the aggregate option exercise price or purchase price payable for the purchased shares; plus

(ii) any Federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

II. EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective when adopted by the Board. Subject to such limitation, the Plan Administrator may grant options and issue shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

B. The Plan shall terminate upon the earliest of:

(i) the expiration of the ten (10) year period measured from the date the Plan is adopted by the Board;

(ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares; or

(iii) the termination of all outstanding options in connection with an Corporate Transaction. All options and unvested stock issuances outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the documents evidencing such options or issuances.

III. AMENDMENT OF THE PLAN

A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect any rights and obligations with respect to options or unvested stock issuances at the time outstanding under the Plan, unless the Optionee or the Participant consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

B. Options to purchase shares of Common Stock may be granted under the Option Grant Program and shares of Common Stock may be issued under the Stock Issuance Program which are in each instance in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained stockholder approval of the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess grants or issuances are made, then: (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding; and

(ii) the Company shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Treasury Bill Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically canceled and cease to be outstanding.

IV. USE OF PROCEEDS

Any cash proceeds received by the Company from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

V. WITHHOLDING

The Company's obligation to deliver shares of Common Stock upon the exercise of any options or upon the issuance or vesting of any shares issued under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

VI. REGULATORY APPROVALS

The implementation of the Plan, the granting of any option under the Plan and the issuance of any shares of Common Stock either:

(i) upon the exercise of any option; or

(ii) under the Stock Issuance Program;

shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the shares of Common Stock issued pursuant to it.

VII. NO EMPLOYMENT OR SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Board shall mean the Company's Board of Directors.

B. Code shall mean the Internal Revenue Code of 1986, as amended.

C. Committee shall mean a committee of one (1) or more Board members appointed by the Board to exercise one or more administrative functions under the Plan.

D. Common Stock shall mean the Company's common stock.

E. Corporate Transaction shall mean either of the following stockholder approved transactions to which the Company is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(ii) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

F.    Company shall mean Royal Finance, Inc., a Florida corporation, and any successor Company which shall by appropriate action adopt the Plan.

G.    Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

H. Exercise Date shall mean the date on which the Company shall have received written notice of the option exercise.

I. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the NASDAQ National Market, then the Fair Market Value shall be the closing bid price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the NASDAQ National Market. If there is no closing bid price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists;

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing price on the last preceding date for which such quotation exists; and

(iii)    If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the NASDAQ National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate including any quotations and closing bid price with respect to the shares on the OTC: Bulletin Board or the "Pink Sheets" if applicable or such other.

J. Incentive Option shall mean an option which satisfies the requirements Code Section 422 of the Code.

K. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual's involuntary dismissal or discharge by the Company for reasons other than Misconduct, or

(ii) such individual's voluntary resignation following: (a) a change in his or her position with the Company which materially reduces his or her duties and responsibilities or the level of management to which he or she reports; (b) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%); or (c) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation. is effected without the individual's consent.

L.    Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Company (or any Parent or Subsidiary).

M. Exchange Act shall mean the Securities Exchange Act of 1934.

N. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

O. Option Grant Program shall mean the option grant program in effect under the Plan.

P. Optionee shall mean any person to whom an option is granted under the Plan.

Q.    Parent shall mean any Company (other than the Company) in an unbroken chain of companies ending with the Company, provided each: Company in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

R. Participant shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.

S.    Permanent Disability shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in such person's death or to continue for a period of twelve (12) consecutive months or more.

T. Plan shall mean the Company's 2001 Stock Option Plan, as set forth in this document.

U. Plan Administrator shall mean either the Board or the, Committee acting in its capacity as administrator of the Plan.

V. Service shall mean the provision of services to the Company (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

W. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

X. Stock Issuance Agreement shall mean the agreement entered into by the Company and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

Y. Stock Issuance Program shall mean the stock issuance program in effect under the Plan.

Z. Subsidiary shall mean any Company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each Company (other than the last Company) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

AA. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any Parent or Subsidiary).

Exhibit 5

Thomas J. Craft, Jr., P.A.
301 Clematis Street, Suite 3000
The Galleria Building
West Palm Beach, FL 33401
Phone: (561) 651-7336 Fax: (561) 655-3202

March 6, 2001
U.S. Securities and Exchange Commission
Washington, DC 20549
450 Fifth Street, NW
Re:	Royal Finance Inc.
Commission File No. 0-26307
Registration Statement on Form S-8

Gentlemen:

I have been requested by Royal Finance Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 150,000 shares of common stock, which shares are being issued in connection with the Company’s 2001 Employment Stock Option Plan (the "Plan").

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have also reviewed the minutes of the board of directors’ special meeting dated March 1, 2001, which authorizes and directs the preparation and filing of this registration statement. I have further determined that the shares have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act.

I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

Thomas J. Craft, Jr., P.A.

/s/ Thomas J. Craft, Jr., P.A.

EXHIBIT 23.1

(Contained in Opinion-Exhibit)

EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

I previously issued my report, accompanying the financial statements of the Registrant for the year ended December 31, 1999, dated April 3, 2000, filed with the Registrant’s Form 10-KSB. I hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8 filed with the SEC by the Registrant.

MARK ESCOFFERY, P.A.

/s/ Mark Escoffery

Palm Beach Gardens, Florida

March 6, 2001